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                                   EXHIBIT 21


                              List of Subsidiaries


1.       Solmecs Corporation N.V., a Netherlands Antilles Corporation
         (100% - owned).

2. Solmecs (Israel) Ltd., an Israeli Corporation (100% - owned through Solmecs Corporation N.V.).

3.       Heatex Ltd, an Israeli Corporation (100% - owned through Solmecs
         (Israel) Ltd.





















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